SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/04
FILE NUMBER 811-05426
SERIES NO.: 17

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                       940
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                       423
              Class C Shares                       391
              Class R Shares                         1
              Institutional Class                    1

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                 $   10.38
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $   10.31
              Class C Shares                 $   10.31
              Class R Shares                 $   10.37
              Institutional Class            $   10.40